Exhibit 10.13

NORTH CAROLINA A&T STATE UNIVERSITY
MATERIALS MONITORING TECHNOLOGIES, INC.

LICENSE AGREEMENT

          This Agreement is made by and between North Carolina A&T State (hereinafter referred to as “NCAT”), a constituent institution of the University of North Carolina System and an educational institution organized under the laws of North Carolina, and having its principal office at 1601 East Market Street, Greensboro, North Carolina 27411, and Materials Monitoring Technologies, Inc. (“hereinafter referred to as “LICENSEE”), a corporation having its principal place of business at 2109 Palm Avenue, Tampa, Florida 33605.

          WHEREAS, Dr. Mannur Sundaresan, et al have discovered an invention(s) entitled Sensor Array System and System for Damage Location Using a Single Channel Continuous Acoustic Emission Sensor, and NCAT owns all rights, title, and interest in and to the invention and the Patent Rights (as hereinafter defined) pertaining to such invention; and

          WHEREAS, NCAT has the right to grant licenses to the foregoing invention, and wishes to have the invention perfected and marketed at the earliest possible time in order that products resulting therefrom may be available for public use and benefit; and

          WHEREAS, NCAT is willing to grant a license to LICENSEE to the Patent Rights subject to the terms and conditions set forth herein;

          NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and for good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1 - DEFINITIONS

1.01 -     “Patent Rights” means the United States patent applications identified below and any patent now issued or hereafter issuing on any such patent applications, as well as continuations, divisions, continuations-in-part to the extent the claims are directed to subject matter specifically described in US Patents 6,399,939 and 7,075,424, or reissues thereof.

1.02 -     “Field” or “Field of Use” means the structural health monitoring of bridges and railroads application of the Subject Technology.

1.03 -     “Licensed Product” means any product, process or use thereof (a) which is dominated by an unexpired claim contained in the Patent Rights in the country in which the Licensed Product(s) is made, used, sold or transferred and/or (b) which is manufactured by using a process which is dominated by an unexpired claim contained

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in the Patent Rights in the country in which the Licensed Product(s) is made, used, sold or transferred.

1.04 -     “Net Sales” means LICENSEE’s gross receipts for the sale, use and transfer of Licensed Products, less the sum of the following:
(a)     Discounts allowed in amounts customary in the trade;

(b)     Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

(c)     Outbound transportation prepaid or allowed; and

(d)     Amounts allowed or credited on returns.
No deductions may be made for commissions paid to individuals whether they be independent sales agents or regularly employed by LICENSEE and on its payroll, nor for the cost of collections.  Licensed Products are considered “sold” when billed out or invoiced. Net Sales in the case of Licensed Products used or transferred by LICENSEE means the fair market value of Licensed Products as if they were sold to an unrelated third party in similar quantities.

1.05 -     “Affiliate” or “Affiliates” means (i) any corporation, company or other entity in which LICENSEE owns or controls at least ten percent (10%) of the stock entitled to vote in election of members of the Board of Directors; or (ii) any corporation, company or other entity which owns or controls at least ten percent (10%) of the stock of LICENSEE.

1.06 -     “Effective Date” means August 2, 2006.
ARTICLE 2 - LICENSE

2.01 -     NCAT grants to LICENSEE and LICENSEE accepts from NCAT, upon the terms and conditions herein specified, an exclusive license to make, have made, use and sell Licensed Products, with the right to sublicense.  Such license is worldwide and remains in effect, on a country by country basis, until the full end of the term or terms for which Patent Rights are issued, unless sooner terminated as hereinafter provided. The foregoing notwithstanding, LICENSEE’s rights and license are subject to the rights of the U.S. Government pursuant to any funding agreement between NCAT and the Government.

2.02 -     LICENSEE may grant sublicenses and extend any license granted to LICENSEE to its Affiliates.  Any such sublicenses or extensions are subject to the terms of this Agreement and may be no less favorable to NCAT than is this license.  A copy of each sublicense must be provided to NCAT no later than 45 days after execution date.  LICENSEE agrees to be responsible for the performance hereunder by its Affiliates and sublicensees, if any. If this Agreement is terminated for any reason, LICENSEE agrees to assign all such sublicenses directly to NCAT.

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2.03 -     NCAT shall have the right to practice the Invention(s) and use the Technology for its own bona fide research, including sponsored research and Small Business Innovative Research (SBIR) collaborations.  NCAT shall have the right to publish any information included in under this invention with reasonably notice to LICENSEE.

2.04 -     The license granted hereunder does not confer any rights upon LICENSEE by implication, estoppel or otherwise as to any technology not part of the Patent Rights licensed hereunder.

2.05 -     LICENSEE agrees that any products constituting Licensed Products or produced through the use of Licensed Products will be manufactured substantially in the United States to the extent required by 35 U.S.C. Sec. 204, if such statute is applicable.

ARTICLE 3 - DUE DILIGENCE

3.01 -     LICENSEE must diligently pursue the development of Licensed Products. This will include manufacturing or producing a Licensed Product for testing, development, and sale, and also seeking required governmental approvals, if applicable, of such Licensed Product.  In addition to this general commitment to diligence, LICENSEE agrees to the following diligence requirements:
(a)     Licensee will support a program of collaborative research under the direction of Dr. Mannur Sundaresan.  This program shall be governed by a separate Development Agreement between the parties.

(b)     Within three (3) months from the Effective Date of this Agreement, LICENSEE shall deliver to NCAT a report showing LICENSEE’s plans for commercializing the Subject Technology.

(c)     LICENSEE must commercialize Licensed Products according to the following schedule:
(1)                   days after a working prototype is developed, Licensee will offer the product for commercial sale.
3.02 -     LICENSEE will use its best efforts to have the Subject Technology cleared for marketing in those countries in which LICENSEE intends to sell Licensed Products by the responsible government agencies requiring such clearance.  To accomplish such clearances at the earliest possible date, LICENSEE agrees to file, according to the usual practice of LICENSEE, any necessary data with such government agencies.  Should LICENSEE terminate this Agreement, LICENSEE agrees to assign its full interest and title in such market clearance application, including all data relating thereto, to NCAT at no cost to NCAT.

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3.03 -     Failure by LICENSEE to comply with the provisions of this Article 3 results in NCAT having the right, at its option, to convert any exclusive license to a non-exclusive license, or to cancel the license upon thirty (30) days notice, and to require a reversion of rights to all relevant materials, research information and technology, including Patent Rights, transferred to LICENSEE by NCAT.  The LICENSEE will have the opportunity to cure the failure to comply within thirty (30) days of receipt of notice.  If the failure to comply is not cured within that time, the termination will be effective as of the thirtieth (30th) day after receipt of notice.
ARTICLE 4 - LICENSE FEE, ROYALTIES, RECORDS, AND REPORTS

4.01 -     In partial consideration for the license granted in this Agreement, LICENSEE must pay to NCAT a license fee of Seventy-nine thousand dollars ($79,000.00) which is due and payable to NCAT at the execution of this agreement. The license fee is non-refundable and is not creditable against any future payments or royalties.

4.02 -     For as long as this license is in effect, LICENSEE must pay to NCAT a royalty of three and one half percent (3.5%) of Net Sales of Licensed Products by LICENSEE, its Affiliates and/or sublicensees. In the case of sublicenses, LICENSEE must also pay to NCAT twenty-five percent (25%) of any income, revenue or other financial consideration (e.g. advance payments, license issue fees, license maintenance fees, option fees, equity, etc.) received by LICENSEE from its sublicensees, except for income, revenue or other financial consideration which is received directly as a running royalty on actual sales of Licensed Product.

4.03 -     LICENSEE must pay to NCAT minimum annual royalties beginning August 2, 2009.  The minimum annual royalty payments must be made according to the following schedule:

For the Year Beginning	Amount

August 2, 2007	$ 0.00
August 2, 2008	$ 0.00
August 2, 2009	$30,000
August 2, 2010	$30,000
August 2, 2011 (and each August 2 thereafter)	$50,000

Payment of the specified minimum annual royalty payments shall be made within sixty (60) days following each of the dates above specified, consistent with the reporting and payment requirements set forth in 4.04 hereof.

4.04 -     LICENSEE will render to NCAT on a quarterly basis a written account of the Net Sales of Licensed Products as of July 1, October 1, January 1, and April 1 of

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each calendar year.  The reports of Net Sales and the royalty payment due NCAT thereon shall be due and payable within sixty (60) days following the applicable date.  LICENSEE shall make such reports even if there have been no Net Sales or if no royalties are due to NCAT for a particular quarter.  LICENSEE’s reports shall include at least the following:
(a)     All Licensed Products manufactured and sold.

(b)       Gross receipts for Licensed Products sold.

(c)        Accounting for all sub-licensing revenues.

(d)       Deductions applicable as provided in section 1.05.

(e)       Total sales made to U.S. Government Agencies which may require no royalty payment.

(f)         Total royalties due to NCAT.

(g)       Names and addresses of all sub-licensees of LICENSEE.
4.05 -     LICENSEE and its Affiliates will keep full, true, and accurate books of accounts and other records containing all particulars which may be necessary to ascertain and verify properly such Net Sales.  Upon NCAT’s request, LICENSEE and its Affiliates will permit an independent Certified Public Accountant selected by NCAT (except one to whom LICENSEE has some reasonable objection) to have access during ordinary business hours to such of LICENSEE’s or its Affiliates’ records as may be necessary to determine, in respect of any three (3) month period ending not more than five (5) years prior to the date of such request, the correctness of any report made under this Agreement.  Nothing herein limits the authority of the State Auditor of North Carolina.

4.06 -     All payments made as a result of this Agreement will be paid in United States dollars in Greensboro, North Carolina, or at such other place as NCAT may reasonably designate consistent with the laws and regulations controlling in any foreign country.  If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

4.07 -     The royalty payments set forth in this Agreement, if overdue, will bear interest until payment at a per annum rate of four percent (4%) above the prime rate in effect at the Chase Manhattan Bank (N.A.) on the due date.  However, in no event shall any penalties hereunder exceed eighteen percent (18%) per annum (or 1.5 % per month).

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ARTICLE 5 - PATENTS

5.01 -     NCAT may select patent counsel and have sole responsibility for filing, prosecuting and maintaining appropriate U.S. and foreign patent application(s) on the Subject Technology in the name of NCAT, and all expenses of such protection shall be paid by LICENSEE.  LICENSEE also agrees to reimburse NCAT for unreimbursed out-of-pocket patent costs incurred through the Effective Date.  NCAT will keep Licensee advised as to the prosecution of such applications by forwarding to LICENSEE copies of all official correspondence relating thereto.  LICENSEE agrees to cooperate with NCAT in the prosecution of patent application(s) to insure that such applications reflect, to the best of NCAT’s and LICENSEE’s knowledge, all items of commercial, scientific and technical interest and importance.  All final decisions with respect to the prosecution of said patent application(s) are reserved to NCAT.

5.02 -     LICENSEE may designate the foreign countries, if any, in which LICENSEE desires patent protection, and NCAT agrees to file, prosecute and maintain appropriate applications in such countries.  LICENSEE shall pay all expenses with regard to such foreign patent protection.  NCAT may elect to seek patent protection in countries not so designated by LICENSEE, in which case NCAT shall be responsible for all expenses attendant thereto; however, in such instances, LICENSEE shall forfeit its rights under this license agreement as to such countries.

5.03 -     For each country in which Licensed Products will be sold, LICENSEE agrees to mark all Licensed Products it commercializes with the applicable patent number.

ARTICLE 6 - GOVERNMENT CLEARANCE, PUBLICATION, OTHER USE,
EXPORT, DUTIES

6.01 -     LICENSEE agrees that the right of publication of the Patent Rights resides in the inventor and other staff of NCAT.  NCAT will use its reasonable best efforts to provide a copy of each publication at the time of submission for pre-publication review, or in any event not less than thirty (30) days prior to the expected date of publication.  Such review will be in no way construed as a right to restrict such publication.

6.02 -     It is agreed that, notwithstanding any provisions herein, NCAT is free to use the Patent Rights for its educational, teaching, and research purposes without restriction and without payment of royalties or other fees.

6.03 -     This Agreement is subject to, and LICENSEE will comply with, all of the United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes, and other commodities and technology which may be applicable.

6.04 -     LICENSEE is solely responsible for the payment and discharge of any taxes or duties relating to any transaction of LICENSEE, its

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employees, contractors, agents, or sub-licensees, in connection with the manufacture, use, or sale in any country of Licensed Product(s).

ARTICLE 7 - DURATION AND TERMINATION

7.01 -     This Agreement becomes effective upon the Effective Date and, unless sooner terminated in accordance with any of the provisions herein, remains in full force and effect for the life of the last-to-expire of the patents included in the Patent Rights.

7.02 -     In the event an order for relief is entered against LICENSEE under the Federal Bankruptcy Code, or an order appointing a receiver for substantially all of LICENSEE’s assets is entered by a court of competent jurisdiction, or LICENSEE makes an assignment for the benefit of creditors, or a levy of execution is made upon substantially all of the assets of LICENSEE and such levy is not quashed or dismissed within thirty (30) days, this Agreement automatically terminates effective on the date of such order or assignment or, in the case of such levy, the expiration of such thirty day period; provided, however, that such termination will not impair or prejudice any right of remedy that NCAT might have under this Agreement.

7.03 -     LICENSEE may terminate this Agreement by giving NCAT written notice at least ninety (90) days prior to such termination, and thereupon terminate the manufacture, use, or sale of Licensed Products.

7.04 -     Should LICENSEE fail to pay NCAT royalties and/or fees, due and payable hereunder, NCAT may terminate this Agreement on thirty (30) days’ notice, unless LICENSEE pays NCAT, within the thirty (30) day period, all such royalties, fees, and interest due and payable.  Upon the expiration of the thirty (30) day period, if LICENSEE has not paid all such royalties and interest due and payable, the rights, privileges and license granted hereunder shall terminate.

7.05 -     Either party may immediately terminate this Agreement for fraud, willful misconduct, or illegal conduct of the other party upon written notice of same to that other party.  Except as provided above, if either party fails to fulfill any of its obligations under this Agreement, the non-breaching party may terminate this Agreement by providing written notice to the breaching party, as provided below.  Such notice must contain a full description of the event or occurrence constituting a breach of the Agreement.  The party receiving notice of the breach will have the opportunity to cure that breach within thirty (30) days of receipt of notice.  If the breach is not cured within that time, the termination will be effective as of the thirtieth (30th) day after receipt of notice.  A party’s ability to cure a breach will apply only to the first two (2) breaches properly noticed under the terms of this Agreement, regardless of the nature of those breaches.  Any subsequent breach by that party will entitle the other party to terminate this Agreement upon proper notice, with no opportunity to cure.

7.06 -     If at any time prior to the first commercial sale of a Licensed Product under this Agreement LICENSEE ceases to pursue commercial development of Licensed Products or ceases practicing under the Patent Rights as contemplated

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herein, LICENSEE must notify NCAT, and this Agreement automatically terminates without obligation on the part of NCAT to refund any of the fees or royalties which may have been paid by LICENSEE prior to such termination.

7.07 -     Upon the termination of this Agreement pursuant to Article 7.03, LICENSEE may notify NCAT of the amount of Licensed Products that LICENSEE has on hand and LICENSEE may then sell that amount of Licensed Products, but no more; provided, however, that LICENSEE pay NCAT any fees, royalties or other financial consideration as provided for in this Agreement.

ARTICLE 8 - INFRINGEMENT OF THIRD-PARTY RIGHTS

8.01 -     In the event that NCAT or LICENSEE is charged with infringement of a patent by a third party or is made a party in a civil action as a result of LICENSEE’s or a sub-licensee’s practice of the Patent Rights under this Agreement, LICENSEE:
(a)     must defend and/or settle any such claim of infringement or civil action;

(b)     must assume all costs, expenses, damages, and other obligations for payments incurred as a consequence of such charges of infringement and/or civil action;

(c)     must indemnify and hold NCAT harmless from any and all damages, losses, liability, and costs resulting from a charge of infringement or civil action which shall be brought against NCAT and attributable to technology added to, incorporated into or sold with a Licensed Product by LICENSEE or a sub-licensee or to manufacturing processes utilized by LICENSEE or a sub-licensee; and

(d)     may,  if such claim of infringement or civil action shall be based on patent claims contained in any pending or issued patent included in the Patent Rights, terminate this Agreement effective immediately upon NCAT’s receipt of written notice of termination, and LICENSEE shall have no further liability for claims and/or damages arising subsequent to said date of termination unless LICENSEE is exercising its license under Section 7.07, in which case LICENSEE's liability and obligations under this Article shall continue as long as license granted in Section 7.07 is in effect.
8.02 -     NCAT will give LICENSEE assistance, at LICENSEE’s expense, in the defense of any such infringement charge or lawsuit, as may be reasonably required.

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ARTICLE 9 - INFRINGEMENT OF NCAT’s PATENT RIGHTS
BY THIRD PARTIES

9.01 -     Each Party to this Agreement is obligated to inform the other promptly in writing of any alleged infringement of which it becomes aware and of any available evidence of infringement by a third party of any patents within the Patent Rights.

9.02 -     If during the term of this Agreement LICENSEE becomes aware of any alleged infringement by a third party, LICENSEE shall have the right, but not the obligation, to either:
(a)       settle the infringement suit by sub-licensing the alleged infringer or by other means; or

(b)       prosecute at its own expense any infringement of the Patent Rights.  In the event LICENSEE prosecutes such infringement, LICENSEE may, for such purposes, request to use the name of NCAT as party plaintiff.  Subject to the approval of the Board of Governors of the University of North Carolina, NCAT may agree to become a party plaintiff, and costs associated therewith shall be borne by LICENSEE.
9.03 -     In the event that LICENSEE undertakes the enforcement and/or defense of the Patent Rights by litigation, including any declaratory judgment action, the total cost of any such action commenced or defended solely by LICENSEE shall be borne by LICENSEE.  Any recovery of damages by LICENSEE as a result of such action shall be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of LICENSEE relating to the action, and second in satisfaction of unreimbursed legal expenses and attorneys’ fees of NCAT, if any, relating to the action.  The balance remaining from any such recovery will be distributed to LICENSEE, provided that LICENSEE must pay to NCAT such royalties and fees, and any directly associated damages,  as would otherwise be applicable under Article 4 hereof for that portion of LICENSEE’s recovery attributable to lost sales or revenues.  LICENSEE is entitled to settle any such litigation by agreement, consent, judgment, voluntary dismissal, or otherwise, with the consent of NCAT, which consent shall not be withheld unreasonably.

9.04 -     In the event LICENSEE does not undertake action to prevent the infringing activity within three (3) months of having been made aware and notified thereof, NCAT shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, NCAT may use the name of LICENSEE as a party plaintiff in any such suit without expense to LICENSEE.  The total cost of any such infringement action commenced or defended solely by NCAT shall be borne by NCAT.  Any recovery of damages by NCAT for any infringement shall be applied first in satisfaction of any unreimbursed expenses and attorneys’ fees of NCAT relating to the suit, and second toward reimbursement of LICENSEE’s reasonable expenses, including reasonable attorneys’ fees, relating to the suit.  The balance remaining from any such recovery shall be distributed to NCAT.

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9.05 -     In any infringement suit instituted by either party to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

9.06 -     LICENSEE has the sole right in accordance with the terms and conditions herein to sub-license any alleged infringer under the Patent Rights for future infringements.

9.07 -     Any of the foregoing notwithstanding, if at any time during the term of this Agreement any of the Patent Rights are held invalid or unenforceable in a decision which is not appealable or is not appealed within the time allowed, LICENSEE shall have no further obligations to NCAT with respect to its future use or sale of any product or process covered solely by such Patent Rights, including the obligation of paying royalties.  Nevertheless, LICENSEE shall not have a damage claim or a claim for refund or reimbursement against NCAT.

ARTICLE 10 - INDEMNITY, INSURANCE, REPRESENTATIONS

10.01 -     LICENSEE must indemnify, defend and hold NCAT, its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys’ fees, arising out of the death or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from utilization of the Patent Rights in the production, manufacture, sales, use, lease, consumption or advertisement of the Licensed Products by LICENSEE, its Affiliates  and its sub-licensees or arising from any obligations of LICENSEE hereunder, except for any claims or expenses arising out of the negligence or willful misconduct of NCAT or its officers, agents or employees.  The parties acknowledge that NCAT’s liability under this paragraph shall be subject to the limitations of the North Carolina Tort Claims Act (N.C. General Statutes Section 143-291 et. seq.).

10.02 -     LICENSEE must maintain reasonable levels of product liability insurance as soon as it has commercialized Licensed Products.  NCAT shall have the right to require such insurance policies or certificates of insurance, at NCAT's discretion, to be made available for NCAT’s inspection.

10.03 -     NCAT MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE AND VALIDITY OF PATENT RIGHTS CLAIMS ISSUED OR PENDING. FURTHER, NCAT MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED,  THAT THE USE OF INVENTION WILL NOT INFRINGE ANY PATENT OR OTHER PROPRIETARY RIGHT OF A THIRD PARTY.

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ARTICLE 11 - GOVERNING LAW

11.01 -     This Agreement is entered into in the State of North Carolina and is interpreted in accordance with and its performance governed by the laws of the State of North Carolina.

ARTICLE 12 - NON-ASSIGNABILITY

12.01 -     This Agreement may not be assigned by LICENSEE except in connection with the sale or other transfer of LICENSEE’s entire business or that part of LICENSEE’s business to which this license relates.  LICENSEE shall give NCAT thirty (30) days prior written notice of such assignment or transfer.  Any other assignment of this Agreement without the prior written consent of NCAT shall be void.

ARTICLE 13 - NOTICES

13.01 -     It shall be a sufficient giving of any notice, payment, request, report, statement, disclosure or other communication hereunder, if the party giving the same shall deposit a copy thereof in the Post Office in certified mail, postage prepaid, addressed to the other party at its address hereinafter set forth or at such other address as the other party shall have theretofore in writing designated:

NCAT	LICENSEE

M. Douglas Speight	_________________________________
Director	_________________________________
Office of Technology Transfer	_________________________________
North Carolina A&T State University	_________________________________
1601 East Market Street	_________________________________
Suite 420, Fort IRC	_________________________________
Greensboro, NC 27411	_________________________________

The date of giving any such notice, request, report, statement, disclosure or other communication, and the date of making any payment hereunder required (provided such payment is received), shall be the date of the U.S. postmark of such envelope if marked or actual date of receipt if delivered otherwise.

ARTICLE 14 - NON-USE OF NAMES

14.01 -     LICENSEE may not use the name of NCAT, or any trademark, trade device, service mark, symbol, or any abbreviation, contraction, or simulation thereof, owned by NCAT, nor the names of any of its employees, or any adaptation thereof, in any advertising, promotional, or sales literature without prior written consent obtained from an authorized officer of NCAT in each case, except that LICENSEE may state that

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it is licensed by NCAT under one or more of the patents and/or patent applications comprising the Patent Rights.  Failure by LICENSEE to comply with this restriction shall be deemed a material breach of this Agreement pursuant to section 7.05.  Such material breach shall be deemed cured if the offending use is terminated within ninety (90) days of LICENSEE’s receipt of a written notice from NCAT.

ARTICLE 15 - SEVERANCE

15.01 -     Each clause of this Agreement is a distinct and severable clause and if any clause is deemed illegal, void, or unenforceable, the validity, legality, or enforceability of any other clause or portion of this Agreement will not be affected thereby.
ARTICLE 16 - ENTIRE AGREEMENT

16.01 -     This Agreement, including any schedules or other attachments that are incorporated herein by reference, contain the entire agreement between the parties as to its subject matter.  This Agreement merges all prior discussions between the parties and neither party shall be bound by conditions, definitions, warranties, understanding, or representations concerning such subject matter except as provided in this Agreement or as may be specified later in writing and signed by the properly authorized representatives of the parties.  This Agreement can be modified or amended only by written agreement duly signed by persons authorized to sign agreements on behalf of the parties.

ARTICLE 17 - WAIVER

17.01 -     The failure of a party in any instance to insist upon the strict performance of the terms of this Agreement shall not be construed to be a waiver or relinquishment of any of the terms of this Agreement, either at the time of the party’s failure to insist upon strict performance or at any time in the future, and such term or terms shall continue in full force and effect.

ARTICLE 18 - TITLES

18.01 -     All titles and article headings contained in this Agreement are inserted only as a matter of convenience and reference.  They do not define, limit, extend, or describe the scope of this Agreement or the intent of any of its provisions.

ARTICLE 19 - SURVIVAL OF TERMS

19.01 -     The provisions of Articles 1, 4, 8, 10, 11, 13, 14 and 19 shall survive the expiration or termination of this Agreement.

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below.

NORTH CAROLINA A&T STATE UNIVERSITY

By:     /s/ N. Radhakrishnan
            N. Radhakrishnan

Title: Vice Chancellor for Research and Economic Development

Date: August 18, 2006

MATERIALS MONITORING TECHNOLOGIES INC.

By:     /s/ Jennifer Willis

Title:   Vice President

Date: August 18, 2006

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